                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [X]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Microelectronic Packaging, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                        Microelectronic Packaging, Inc.
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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Notes:

                                                                PRELIMINARY COPY
                                                          CONFIDENTIAL - FOR USE
                                                          OF THE COMMISSION ONLY

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        MICROELECTRONIC PACKAGING, INC.
                                  May 29, 1996

TO THE SHAREHOLDERS OF MICROELECTRONIC PACKAGING, INC.

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Microelectronic Packaging, Inc. (the "Company"), a California corporation, will be held on May 29, 1996, at 9:00 a.m., local time, at 9350 Trade Place, San Diego, California 92126, for the following purposes:

     1. To approve the convertibility of a debenture (the "Debenture") issued by MPM (S) Pte., Ltd. ("MPM"), a wholly-owned subsidiary of the Company, to a group of related investors (collectively, "Transpac"), into shares of the Company's Common Stock, with the effect that, upon conversion of the Debenture, Transpac could own in excess of 20% of the number of shares of the Company's Common Stock outstanding prior to and after the conversion of the Debenture.

     2. To approve an amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") to increase the authorized shares of Common Stock from 10,000,000 shares to 15,000,000 shares, which amendment is necessary in part to effect an increase in the number of shares of Common Stock that may be necessary to provide for the convertibility of the Debenture submitted for approval pursuant to Proposal One.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on April 10, 1996 are entitled to notice of and to vote at the meeting. A list of shareholders entitled to vote at the Special Meeting will be available for inspection at the executive offices of the Company for a period of ten days before the Special Meeting.

     All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for that purpose.

     Please note that this Notice of Special Meeting of Shareholders and related proxy statement call for a different meeting than the Annual Meeting to be held
                           ---------
on May 29, 1996. Different proposals are to be voted upon for this meeting, so even if you have already voted for the Annual Meeting proposals, please sign and return the enclosed proxy card for the Special Meeting.

     Any shareholder attending the meeting may vote in person even if such shareholder has returned a Proxy.

                              Sincerely,


                              Timothy da Silva
                              President and Chief Executive Officer

May 10, 1996

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

                               TABLE OF CONTENTS


                                                                      Page
                                                                      ----
General............................................................    1
     Revocability of Proxies.......................................    1
     Solicitation..................................................    1
     Deadline for Receipt of Shareholder Proposals.................    1
     Record Date and Voting........................................    1

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING....................    2
     PROPOSAL ONE -- APPROVAL OF THE CONVERTIBILITY OF
      DEBENTURE ISSUED TO TRANSPAC.................................    2
     PROPOSAL TWO -- INCREASE IN AUTHORIZED CAPITAL STOCK..........    5
     DESCRIPTION OF CAPITAL STOCK..................................    7
     OWNERSHIP OF SECURITIES.......................................    8
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS....................................   11
          Results of Operations....................................   11
          Years Ended 1993, 1994 and 1995..........................   11
          Liquidity and Capital Resources..........................   15
          Future Operating Results.................................   16
     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
      AND FINANCIAL DISCLOSURE.....................................   27
     FORM 10-K.....................................................   28

                        MICROELECTRONIC PACKAGING, INC.
                                9350 Trade Place
                          San Diego, California 92126

                                PROXY STATEMENT

                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 29, 1996

GENERAL

          The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Microelectronic Packaging, Inc., a California corporation (the "Company"), for use at the Special Meeting of Shareholders to be held on May 29, 1996 (the "Special Meeting"). The Special Meeting will be held at 9:00 a.m., local time, at the Company's corporate headquarters at 9350 Trade Place, San Diego, California, 92126.

          These proxy solicitation materials were mailed on or about May 10, 1996 to all shareholders entitled to vote at the Special Meeting.

REVOCABILITY OF PROXIES

          Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Chief Executive Officer of the Company at the Company's principal executive offices, 9350 Trade Place, San Diego, California, 92126, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Special Meeting and voting in person.

SOLICITATION

          The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

          Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1997 Annual Meeting must be received by the Company no later than December 21, 1996 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

RECORD DATE AND VOTING

          Shareholders of record on April 10, 1996 are entitled to notice of and to vote at the Special Meeting. At the record date, 5,508,813 shares of the Company's Common Stock, no par value, were issued and outstanding. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

                MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

               PROPOSAL ONE -- APPROVAL OF THE CONVERTIBILITY OF
                          DEBENTURE ISSUED TO TRANSPAC

GENERAL

          On March 27, 1996, pursuant to a subscription agreement, the Company consummated the sale and issuance of 842,013 shares of Common Stock (collectively, the "Transpac Shares") to Transpac Capital Pte Ltd and a group of related investors (collectively, "Transpac") at the purchase price of $2.37526 per share, the average of the closing prices of the Company's Common Stock as reported on the Nasdaq National Market during the ninety trading days immediately preceding February 2, 1996 (the "Transpac Financing"). In addition, MPM (S) Pte., Ltd. ("MPM"), a wholly-owned subsidiary of the Company, issued a debenture ("Debenture") to Transpac in the principal amount of $9,000,000. From and after April 23, 1997 and at Transpac's option, the Debenture can be convertible into shares of MPM's Common Stock provided MPM is then a publicly traded company or, subject to approval by the Company's shareholders, into shares of the Company's Common Stock (the "Conversion Shares") or the Debenture can be repaid in cash. In addition, Transpac was granted board observer rights and the right in the future to appoint a representative of Transpac to the Company's Board of Directors. The terms and conditions of the Transpac Financing are more specifically set forth in the subscription agreement (the "Subscription Agreement") by and among the Company and Transpac attached hereto as Exhibit A. All shareholders are encouraged to review this agreement very
   ---------
carefully and any summary contained herein is qualified by such agreement. The Company intends to use the proceeds from the Transpac transaction to finance MPM's product development efforts utilizing licensed technology from IBM, as more fully discussed under "--Advantages and Disadvantages of Proposal One."
The purpose of the Special Meeting is in part to obtain shareholder approval for the convertibility of the Debenture into the Company's Common Stock. Except as set forth in Exhibit A, Transpac will not receive any payment or other corporate
             ---------
distribution from the Company if this Proposal One is not approved.

          As of March 31, 1996, the Company had issued and outstanding 5,508,813 shares of Common Stock. The Transpac Shares represented approximately 15.3% of the Common Stock issued and outstanding after the consummation of the Transpac Financing. The Transpac Shares and the Conversion Shares could potentially in the aggregate equal up to 49% of the number of shares of Common Stock then outstanding prior to and after the conversion of the Debenture. Shareholder approval of Proposal One is necessary in order for the Company to comply with the requirements of the Nasdaq National Market, on which the Company's Common Stock is traded. Specifically, Section 6(i)(1)(d)(ii) of the Bylaws of the NASD (the "NASD Bylaws") provides that shareholder approval is required for the issuance of securities in connection with a transaction other than a public offering involving the sale or issuance by a company listed on the Nasdaq National Market of common stock or securities convertible into common stock equal to 20% or more of such company's common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the company's common stock. Furthermore, Section 6(i)(1)(b) of the NASD Bylaws provides that each Nasdaq National Market issuer shall obtain shareholder approval of a plan or to the issuance of securities when the issuance will result in a change of control of the issuer. Neither the California General Corporation Law nor the Company's Amended and Restated Articles of Incorporation currently requires shareholder approval for the issuance of the Transpac Shares or the Conversion Shares. However, because the Debenture is potentially convertible at a price per share price lower than the current closing price or book value of the Company's Common Stock into an aggregate number of shares of Common Stock that, when combined with the Transpac Shares, would exceed 20% of the number of shares of Common Stock outstanding before and after the conversion of the Debenture, shareholder approval of the convertibility of the Debenture (and related share issuance), which may cause the 20% limit to be exceeded, is required to maintain the Common Stock's listing on the Nasdaq National Market. In addition, because the Transpac Shares and the Conversion Shares could potentially in the aggregate equal up to 49% of the number of shares of Common Stock then outstanding prior to and after the conversion of the Debenture, which could possibly be deemed to be a "change of control" under the NASD Bylaws and, therefore, require shareholder approval thereunder.

THE DEBENTURE

          The Debenture has a term of five years and bears interest at the rate of 8.5% per annum. Accrued and unpaid interest is due and payable in cash in annual installments at the end of each year of the term of the Debenture.
Unless earlier converted by Transpac, the principal outstanding under the Debenture is due and payable in full at the end of the five-year term of the Debenture. From and after April 23, 1997, the Debenture is convertible at Transpac's option into shares of Common Stock of MPM provided MPM is a then publicly traded company. Subject to shareholder approval of this Proposal One, the Debenture will also be convertible at Transpac's option into Conversion Shares of MPI. If this Proposal One is approved, the number of Conversion Shares issuable to Transpac upon conversion of the Debenture will be determined based on a formula that is based upon (i) the Company's and MPM's profitability at the time of conversion; or (ii) the price per share obtained by the Company after the closing of the Transpac Financing in a financing with proceeds of at least $3.0 million, or a series of related financings during an eighteen-month period that generates proceeds of up to $6.5 million. The conversion formula and the terms and conditions of the issuance of the Debenture are more specifically set forth on Schedule 5 to the convertible loan agreement by and among the Company, MPM and Transpac (the "Loan Agreement") attached hereto as Exhibit B. All shareholders are encouraged to review this agreement very
- ---------
carefully and any summary contained herein is qualified by such agreement. By the terms of this conversion formula, the greater the future profitability of each of the Company and MPM, the greater the number of shares of MPI Common Stock that could be issued to Transpac as Conversion Shares. By its terms, the Debenture can only be converted into the number of Conversion Shares that, when combined with the Transpac Shares, equals up to 49% of the Company's then issued and outstanding Common Stock after the conversion of the Debenture. Assuming the Company's currently outstanding capitalization remains unchanged and taking into account that the Transpac Shares represent approximately 15.3% of such current capitalization, the Company could be obligated to issue up to an aggregate of 4,187,813 shares of Common Stock to Transpac in the form of Conversion Shares. In addition, to the extent that the Company's capitalization increases in the future due to additional issuances of Common Stock, the Company could be obligated to issue an even greater number of shares to Transpac upon conversion of the Debenture. Since 5,508,813 shares of Common Stock were issued and outstanding as of March 31, 1996 and 568,325 shares of Common Stock were reserved for issuance upon the exercise of currently outstanding options and warrants, the 10,000,000 shares of Common Stock currently authorized for issuance by the Company's Articles of Incorporation may be insufficient to permit the maximum conversion of the Debenture. Therefore the Company is requesting in Proposal Two that the Articles of Incorporation be amended to increase the number of shares of Common Stock authorized for issuance from 10,000,000 to 15,000,000. Because the increase in authorized stock is necessary to permit maximum conversion of the Debenture, Proposals One and Two are interrelated such that Proposal One cannot be effected unless Proposal Two is also approved. In such regard, negative votes, broker non-votes and abstentions as to Proposal Two will have the practical effect of votes against Proposal One. However, the approval of Proposal One is not necessary for Proposal Two to be effected, and thus negative votes, broker non-votes or abstentions as to Proposal One will not have the effect of votes against Proposal Two. In this regard, Proposal Two, if approved, will be implemented even if Proposal One is rejected. See, however, "--Advantages and Disadvantages of Proposal One." The Company intends to file a listing application with the Nasdaq National Market if and when the Company receives notice of conversion from Transpac.

ADVANTAGES AND DISADVANTAGES OF PROPOSAL ONE

          The Company's Board of Directors believes that approval of this Proposal One is in the best interests of the Company and its shareholders. In reaching this conclusion, the Board of Directors noted that there are significant advantages and disadvantages to this Proposal One.

          The Company requires significant capital to develop its products, in particular the technology licensed from IBM for product development at MPM. The Transpac Financing is an important step in continuing to finance MPM's product development. If MPM cannot meet its performance milestones with IBM on a timely basis, the license agreement with IBM could terminate. Without the financing from Transpac, one of the Company's current providers of working capital, such product development could not continue. The structure of the investment was negotiated at arms length, after a review of the lack of alternatives, by representatives of the Company and MPM. The financing was structured as a sale of a convertible debenture to achieve two objectives: first, to give Transpac a preference over the shareholders of the Company in the case of a bankruptcy and second, to give Transpac the possibility of sharing on an equity basis if the Company prospers, rather than being limited solely to principal and interest payments on the debt. The possibility of a conversion to equity under the right circumstances results in potentially greater return to Transpac on its investment. These rights were necessary to obtain Transpac's investment. Failure to comply with the terms of the investment could materially adversely affect the Company's ability to continue as an ongoing concern. Failure to obtain such approvals could constitute a breach of the agreements covering such investment and entitle Transpac to request damages from the Company and MPM. Failure to comply with the terms of the Transpac investment, including receipt of shareholder approvals, would materially adversely affect the Company's business, financial condition and results of operations.

          As shareholders of the Company may be aware, the Company is highly leveraged, with approximately $44,000,000 in liabilities, including the Debenture, various bank debt, trade payables, accrued expenses and other long term obligations, but only approximately $7,400,000 in total shareholders' equity. In addition to the above, the Transpac Financing increased the Company's total debt and diluted the Company's earnings per share ("EPS") because of the 842,013 shares of Common Stock issued to date, and may further dilute EPS because of the convertibility feature. By enabling Transpac to convert the Debenture into shares of the Company's Common Stock, the Company would be potentially able to lower its debt to equity ratio, which would better enable the Company to attract future debt and equity financing. In addition, by enabling Transpac to increase its equity ownership of the Company and the value of its initial investment in the Company through the convertibility of the Debenture, the Company will be able to incentivize Transpac to work closely with and support the Company in Transpac's capacity as a significant shareholder and/or a director of the Company. The Company believes that a close on-going relationship with Transpac could be beneficial to the Company's future results of operations.

          The disadvantages noted by the Board of Directors include the fact that the issuance of the Conversion Shares will have the effect of significantly reducing the percentage ownership of the Company's current shareholders. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of the Company's issued and outstanding shares of Common Stock caused by the issuance of the Conversion Shares would significantly dilute the earnings per share and book value per share of all outstanding shares of the Company's and MPM's capital stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a shareholder's investment could be materially adversely affected. In addition, the Conversion Shares may be freely tradeable at some point in time after conversion of the Debenture. Sales of such freely tradeable Conversion Shares in the open market from time to time would potentially have a negative effect upon the trading price of the Company's Common Stock. The agreements covering the financing contain numerous restrictions on the ability of the Company and MPM to operate in certain ways. The existence of the Debenture and its convertibility feature into shares of Common Stock of MPI would significantly dilute any earnings per share amounts and significantly dilute the ownership interests of MPI's shareholders. The existence of the Debenture and its convertibility feature into shares of common stock of MPM could have the same effect on MPI, as the current sole shareholder, as the potential creation of a minority interest in the earnings of MPM, if any, would reduce the Company's proportionate share of earnings for MPM with a corresponding reduction in the Company's results of operations. Such dilution would be further exacerbated if IBM were to also exercise its option to purchase up to 51% of the capital stock of MPM.

          After a review of the foregoing points, the Board of Directors of the Company and MPM determined that approval of this Proposal One is in the best interests of the Company's shareholders. This Proposal One was approved by all of the directors of the Company present at a meeting of the Board of Directors on February 29, 1996 at which meeting a quorum was present. The affirmative vote of (i) a majority of the shares of the Company's Common Stock represented and voting at the Special Meeting and (ii) a majority of the required quorum is required for the approval of this Proposal One. Thus, abstentions and broker non-votes can have the effect of preventing approval of a proposal where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. Because the increase in authorized stock in Proposal Two is necessary to permit conversion of the Debenture, Proposals One and Two are interrelated such that Proposal One cannot be effected unless Proposal Two is also approved. In such regard, negative votes, broker non-votes and abstentions as to Proposal Two will have the practical effect of votes against Proposal One. The Board of Directors recommends that the shareholders vote FOR the approval of the convertibility of the Debenture.

          Prior to the Transpac Financing, Transpac was unaffiliated with the Company. No director or officer of the Company, or any of their associates, has any direct or indirect interest in the transactions which are the subject of this Proposal One. The purchase price of the Transpac Shares and the terms of the Debenture were determined by negotiation between the Company and Transpac and an assessment of the terms necessary to attract the investment capital sought by the Company.

              PROPOSAL TWO -- INCREASE IN AUTHORIZED CAPITAL STOCK

          The Board of Directors is requesting shareholder approval of an amendment of the Company's Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 10,000,000 to 15,000,000.
On March 31, 1996, 5,508,813 shares of the Company's Common Stock were issued and outstanding. On March 31, 1996, there were 568,325 shares of the Company's Common Stock reserved for issuance upon exercise of currently outstanding options or warrants. The remaining 3,922,862 shares of authorized but unissued Common Stock are not reserved for any specific use and are available for future issuance, other than for the convertibility of the Debenture that is the subject of Proposal One. Since the increase in authorized stock is necessary to permit maximum conversion of the Debenture, Proposals One and Two are interrelated such that Proposal One cannot be fully effected unless Proposal Two is also approved. However, the approval of Proposal One is not necessary for Proposal Two to be effected.

          The Board of Directors considers it advisable to have the additional shares available for possible future issuance upon conversion of the Debenture. As the maximum number of Conversion Shares, when combined with the Transpac Shares, could in the aggregate equal up to 49% of the Company's issued and outstanding Common Stock after conversion of the Debenture, the Company will not have a sufficient number of authorized but unissued shares of Common Stock for issuance upon conversion of the Debenture. In addition, the Board of Directors considers it advisable to have the additional shares of Common Stock available for future financings, acquisitions, stock dividends or stock splits, for issuance under the Company's employee benefit plans and for other general corporate purposes. Although the Company does not have any other current plan to issue its stock in exchange for financing (other than shares that may be issued in the future as Conversion Shares), the Company from time to time has and will continue to seek outside financing to fund its operations. The Company anticipates that it may in the future enter into an agreement to obtain financing in exchange for the issuance of shares of Common Stock that would be authorized by the approval of this Proposal Two. The availability of such shares for issuance in the future will give the Company greater flexibility and permit such shares to be issued without the expense and delay of a special shareholders' meeting.

     If this amendment is adopted, Article III of the Company's Articles of Incorporation will be amended to read in its entirely as follows:

     "(a)  Class of Stock.  The Corporation is authorized to issue one class of
           --------------
     stock to be designated "Common Stock," no par value per share. The total number of Common Stock that the Corporation is authorized to issue is Fifteen Million (15,000,000) shares."

     If this amendment is adopted, the additional shares of Common Stock may be issued by direction of the Board of Directors in the form of Conversion Shares, or at such times, in such amounts and upon such terms as the Board of Directors may determine, without further approval of the shareholders unless, in any instance, such approval is expressly required by regulatory agencies or otherwise. As discussed in part under Proposal One, the Nasdaq National Market, on which the issued shares of Common Stock are currently included for quotation, requires shareholder approval as a prerequisite to continued inclusion of the shares in several situations, including acquisition transactions, where the issuance of additional shares could result in an increase of 20% or more in the number of shares of capital stock of the Company outstanding. The Common Stock carries no preemptive rights to purchase additional shares.

     The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's shareholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

     In addition, an issuance of additional shares by the Company could have an effect on the potential realizable value of a shareholder's investment. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of outstanding shares of the Company caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Company's stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a shareholder's investment could be adversely affected.

     The proposed amendment to the Company's Articles of Incorporation was approved by all of the directors of the Company present at a meeting of the Board of Directors on February 29, 1996 at which meeting a quorum was present.

     The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of the amendment to the Company's Amended and Restated Articles of Incorporation although broker non-votes and abstentions have the effect of votes against this Proposal Two. Because the increase in authorized stock in Proposal Two is necessary to permit conversion of the Debenture, Proposals One and Two are interrelated such that Proposal One cannot be effected unless Proposal Two is also approved. In such regard, negative votes, broker non-votes and abstentions as to Proposal Two will also have the practical effect of votes against Proposal One. The Board of Directors recommends that the shareholders vote FOR the increase in the Company's authorized shares of Common Stock from 10,000,000 to 15,000,000.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

          The holders of the Company's Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except that all such holders are entitled to cumulate their votes in the election of directors. Each shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than the number of director positions subject to such election. However, no shareholder shall be entitled to cumulate votes unless the names of candidates for which votes are being cumulated have been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice prior to the commencement of the voting of such shareholder's intention to cumulate the shareholder's votes. These cumulative voting provisions will terminate if and when the Company meets certain listing and trading standards, including a requirement for 800 record holders of the Company's securities as of the record date of the Company's most recent annual meeting of shareholders. This provision may have the effect of delaying, deferring or preventing a change in control of the Company. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

REGISTRATION RIGHTS

          Under the terms of a registration rights agreement, waiver agreement and conversion agreement, subject to certain exceptions, if the Company proposes to register any of its shares of Common Stock (other than the 160,000 shares underlying a warrant issued by the Company to the underwriter (the "Underwriter") of its initial public offering (the "Underwriter's Warrant")) under the Securities Act of 1933, as amended (the "Securities Act"), either for its own account or the account of any shareholder, in any public offering, investors holding approximately 3,043,000 shares in the aggregate (the "Registrable Securities") are entitled to notice of such registration and are entitled on three separate occasions to include for registration therein their Registrable Securities. In addition, the holder or holders of an aggregate of at least 35% of the then outstanding Registrable Securities shall have the right to require the Company to file a registration statement under the Securities Act in order to register the Registrable Securities then held by such holder or holders, provided that (i) the fair market or book value of the Registrable Securities requested to be so registered is not less than $300,000, and (ii) the Company is only obligated to file registration statements on no more than four separate occasions in the aggregate and no more than two of which shall require the use of registration statements on Form S-1. The right to include any of the above-described Registrable Securities in any registration is subject to certain limitations and conditions, including the underwriters' right to limit on a pro rata basis the number of shares being registered by all holders. The Company is required to indemnify holders of Registrable Securities and the underwriters, if any, for such holders under certain circumstances. In general, the Company is required to bear the expenses of all requested demand and piggyback registrations, except for the selling shareholders' pro rata portion of the underwriting discounts and commissions.

          In connection with its public offering, the Company granted registration rights to the Underwriter with respect to the 160,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant. If the Company shall cause a registration statement, or offering statement under Regulation A, to be filed with the Commission, the Underwriter shall have the right commencing one year after the date of this Prospectus and continuing for a four-year period thereafter to include in such registration statement and offering statement the

Underwriter's Warrant and/or the securities issuable upon its exercise at no expense to the Underwriter. Additionally, the Company has agreed that, upon written request by a holder of 50% or more of the Underwriter's Warrant which is made during the exercise period of the Underwriter's Warrant, the Company will, on two separate occasions, register the Underwriter's Warrant and/or any of the securities issuable upon the exercise thereof. The initial such registration will be at the Company's expense and the second at the expense of the holder of the Underwriter's Warrant.

TRANSFER AGENT AND REGISTRAR

          The transfer agent and registrar of the Company's Common Stock is American Stock Transfer & Trust Company, New York, New York.

                            OWNERSHIP OF SECURITIES

          The following table sets forth information known to the Company regarding the ownership of the Company's Common Stock as of March 31, 1996 for
(i) each Director and nominee who owns Common Stock, (ii) all persons or entities who were known by the Company to be beneficial owners of five percent (5%) or more of the Company's Common Stock, (iii) the Chief Executive Officer and the other executive officers whose salary and bonus for 1995 were in excess of $100,000 and (iv) all executive officers and Directors of the Company as a group.

                                                         Number of Shares          Percent of Total Shares
      Name and Address of Beneficial Owner (9)         Beneficially Owned(1)   Outstanding Beneficially Owned
- ----------------------------------------------------   ---------------------   -------------------------------
Entities that may be deemed to be
affiliated with Transpac Capital Pte Ltd
6 Shenton Way
#20-09 DBS Building
Tower Two
Singapore 068809 (2)................................           842,013                        15.30%

Wilmer R. Bottoms (3)...............................           832,610                        15.09%

Entities that may be deemed to be affiliated with
Patricof & Co. Ventures, Inc.
2100 Geng Road, Suite 220
Palo Alto, CA 94303 (3).............................           828,110                        15.00%

Cabot Ceramics, Inc.
c/o Cabot Corporation
75 State Street
Boston, MA 02119-1806 (4)...........................           656,992                        11.90%

Portal Investments, Inc.
c/o Levon Kasarjian, Jr.
8180 North Hayden Road
Suite D-100
Scottsdale, AZ 85258 (5)............................           398,546                         7.20%

Entities that may be deemed to be affiliated with TBM Associates
101 Federal Street, 4th Floor



Boston, MA 02110 (6)................................            369,267                           6.70%

Timothy da Silva (7)................................            211,919                           3.70%

Jee Fook Pak (8)....................................             11,194                             *

Waldemar Heeb (8)...................................             13,326                             *

Charles F. Wheatley (8).............................              7,108                             *

Ernest J. Joly (8)..................................              5,330                             *

Frank Howland (8)...................................              2,250                             *

Cecil E. Smith, Jr. (8).............................              4,500                             *

William R. Thompson.................................              1,000                             *

All directors and executive officers
as a group (10 persons) (9).........................          1,098,323                          19.00%
- -----------

*    Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage beneficially owned is based on a total of 5,508,813 shares of Common Stock issued and outstanding as of March 31, 1996. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 31, 1996 are deemed outstanding for computing the percentage of the person holding such options or warrants but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) The Transpac entities include Transpac Capital Pte Ltd (the "Manager"), a Singapore private limited company; Transpac Industrial Holdings Limited ("TIH"), a Singapore private limited company; Regional Investment Company Limited ("Regional"), a Singapore public limited company; Transpac Equity Fund ("TEF"), a British Virgin Islands trust; Transpac Venture Partnership II ("TVP"), a collective investment scheme; Transpac Manager's Fund ("TMP"), a British Virgin Islands international business company; and NatSteel Equity III Pte Ltd ("NatSteel"), a Singapore private limited company. The Manager does not have any direct ownership interest in the Company's Common Stock. The Manager has, in its capacity as investment adviser to each of TIH, Regional, TEF and TVP, the power to control the voting and disposition of the 765,466 shares of Common Stock held in the aggregate by TIH, Regional, TEF and TVP and, therefore, may be deemed to be a beneficial owner of such shares. Such shares constitute approximately 13.90 percent of the outstanding Common Stock. TIH has direct beneficial ownership of 334,069 shares (approximately 6.1%) of the Common Stock. TIH shares the power to control the voting and disposition of such 334,069 shares of Common Stock with the Manager. TIH disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. Regional has direct beneficial ownership of 92,066 shares (approximately 1.79%) of the Common Stock. Regional shares the power to control the voting and disposition of such 92,066 shares of Common Stock with the Manager. Regional disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TEF has direct beneficial ownership of 197,285 shares (approximately 1.79%) of the Common Stock. TEF shares the power to control the voting and disposition of such 197,285 shares of Common Stock with the Manager. TEF disclaims beneficial ownership of any shares of Common

Stock held by any other Transpac entity. TVP has direct beneficial ownership of 139,415 shares (approximately 2.5%) of the Common Stock. TVP shares the power to control the voting and disposition of such 139,415 shares of Common Stock with the Manager. TVP disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TMF has direct beneficial ownership of 2,631 shares (approximately 0.05%) of the Common Stock. NatSteel has direct beneficial ownership of 75,547 shares (approximately 1.4%) of the Common Stock. NatSteel and the Manager have no formal relationship, advisory or otherwise, in respect of the shares of Common Stock held by NatSteel. However, NatSteel anticipates that it may rely upon the advice of Transpac in connection with the voting and disposition of the shares of Common Stock held by it. NatSteel disclaims beneficial ownership of the shares of Common Stock held by any other Transpac entity. The information in this footnote was obtained from a
Schedule 13D filed with the Securities and Exchange Commission on or about April 3, 1996.

(3)     Includes 201,308, 412,557, 104,593 and 106,795 shares owned by APA
Excelsior Fund, APA Excelsior II, Coutts & Co. (Jersey) Ltd., Custodian for APA Excelsior Venture Capital Holding (Jersey) Ltd., and APA Venture Capital Fund, respectively, and 1,428, 1,143, 286 and zero shares, respectively, in the form of immediately exercisable warrants owned by such entities. Dr. Bottoms, the Chairman of the Board of the Company, is a general partner of APA Excelsior Fund and APA Partners, which is a general partner of APA Excelsior II, and a Senior Vice President of Patricof & Co. Ventures, Inc., which is an investment manager to APA Excelsior Venture Capital Holding (Jersey) Ltd. and APA Venture Capital Fund, and as such may be deemed to share voting and investment power with respect to such shares, along with Alan Patricof, Patricia Cloherty, George Jenkins, Janet Effland and Robert Chefitz. Dr. Bottoms and such other named individuals disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein.

(4) Includes 654,326 shares owned by Cabot Ceramics, Inc. and 2,666 shares issuable upon exercise of a warrant. Cabot Ceramics, Inc. is a corporation wholly-owned by Cabot Corporation. The executive management of Cabot Corporation has voting and investment power over such shares and may be deemed to beneficially own such shares.

(5) Includes 397,213 shares owned by Portal Investments, Inc. and 1,333 shares issuable upon exercise of warrants. Portal Investments, Inc. is an Arizona corporation, eighty-eight percent of whose common stock is beneficially owned by Bell Atlantic Systems Leasing International, Inc., a New York corporation, a wholly-owned subsidiary of Bell Atlantic Capital Corporation, a Delaware corporation, which is a wholly-owned subsidiary of Bell Atlantic Investments, Inc., a Delaware corporation, which is a wholly-owned subsidiary of Bell Atlantic Corporation, a Delaware corporation.

(6) Includes 368,094 shares owned by N.V. Bever Holding, and 1,173 shares issuable upon exercise of warrants owned by N.V. Bever Holding. Joost Tjaden, the chairman of the board and a principal shareholder of TBM Associates, Inc., is a managing director of Bever Management B.V., a Dutch Company, which is the managing director of N.V. Bever Holding. Mr. Tjaden and John W. Blackburn are the two shareholders of Bever Management B.V.
TBM Associates, Inc. disclaims beneficial ownership of the shares owned by N.V. Bever Holding.

(7) Includes 1,000 shares registered in the name of Barbara da Silva, Mr. da Silva's spouse. All other shares beneficially owned by Mr. da Silva are in the form of stock options exercisable within sixty (60) days of March 31, 1996.

(8) All shares in the form of stock options exercisable within 60 days of March 31, 1996.

(9)     See Notes 3, 7 and 8 above.

     To the Company's knowledge, based solely upon representations from such shareholders, each beneficial owner of more than ten percent of the Company's capital stock and all officers and directors filed all reports and reported all transactions on a timely basis with the Securities and Exchange Commission (the "Commission"), the NASD and the Company.


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations may contain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in any such forward-looking statements as a result of certain factors, including those set forth in Future Operating Results, beginning on page 16.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated statements of operations data of the Company expressed as a percentage of net sales for the periods indicated:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                                --------------------------
                                                                                 1993      1994      1995
                                                                                -------   -------   ------
           Net sales.........................................................    100.0%    100.0%   100.0%
           Cost of goods sold................................................     85.5      89.1     80.0
                                                                                -------   --------  ------
           Gross profit......................................................     14.5      10.9     20.0
           Selling, general and administrative...............................     10.0      11.9     13.6
           Engineering and product development...............................      4.3       4.1      3.7
           Provision for revaluation of subsidiary and
             other related assets............................................       --        --      1.7
                                                                                -------   --------  ------
           Income (loss) from operations.....................................      0.2      (5.1)     1.0
           Other income (expense):
             Foreign exchange loss...........................................     (1.3)     (2.4)    (2.2)
             Interest expense................................................     (1.4)     (1.0)    (2.2)
             Royalty revenue.................................................      0.3       0.4       --
             Other income....................................................      1.8       1.2      1.0
                                                                                -------   --------  ------
           Loss before income taxes and the cumulative effect of change in
            accounting principle.............................................     (0.4)     (6.9)    (2.4)
                                                                                =======   ========  ======

           Net loss..........................................................     (0.4)     (6.9)    (2.4)
                                                                                =======   ========  ======

     For a detailed description of the Company's Consolidated Balance Sheets as of December 31, 1995 and 1994 and the Consolidated Statements of Operations, Statements of Cash Flows and Statements of Shareholders' Equity for each of the three fiscal years in the period ended December 31, 1995, together with the reports of the Independent Certified Public Accountants, please see Exhibit C to
                                                                    ---------
this Proxy Statement.

YEARS ENDED 1993, 1994 AND 1995

     Net sales. The Company's net sales increased by 21.9% from $34.7 million in 1993 to $42.3 million in 1994 and by 37.1% to $58.0 million in 1995. The increase in net sales during 1994 is primarily attributable to a $6.4 million increase in revenues from the sale of multichip modules ("MCM") products at the Company's CTM Electronics, Inc. subsidiary ("CTM"). The increase in net sales during 1995 is primarily attributable to increases in revenues from sales of pressed ceramics products at the Company's Microelectronic Packaging (S) Pte., Ltd. ("MPS") and Microelectronic Packaging America ("MPA") subsidiaries of approximately $12.4 million (which includes the effect of $1.2 million derived from transfer of technology in 1994 referred to below), and a $4.6 million increase in revenues from the sale of MCM products at the Company's CTM subsidiary. The increase in sales of pressed ceramic products reflects both an increase in units sold and a general price increase implemented by MPS in the second quarter of 1995. The increase in revenue from the sale of MCMs was due to both an increase in units sold and a change in the product components sold to CTM's primary customer. Beginning in March 1994, CTM began purchasing a component of the end product from its primary customer and in turn increasing the sales price for the increase in cost. Prior to March 1994, the customer had provided the component for use in the products it was purchasing from CTM. The effect of this change was to increase both sales and cost of sales by $1.4 million during 1995.

Net sales in 1994 also includes $1.2 million derived from the transfer of certain production equipment and related production supplies to a third party pursuant to an equipment resale arrangement. The revenues arising from this arrangement are included in other sales. There were no such revenues during 1995.

     Cost of goods sold. The Company's cost of goods sold increased from $29.7 million in 1993 to $37.7 million in 1994 to $46.4 million in 1995. The increases were primarily the result of increased sales during these periods. The cost associated with the inclusion by CTM in its finished MCM products of components that, in previous years, were purchased by CTM's customers from third party suppliers and provided to CTM, accounted for $2.3 million of the $8.0 million increase in 1994 and $1.4 million of the $8.7 million increase in 1995. Cost of goods sold has also been materially adversely affected by exchange rate fluctuations during such periods. The appreciation of the Japanese yen and the Singapore dollar relative to the United States dollar during such periods has increased the Company's cost of goods sold and decreased its margins on products sold. Such fluctuations in exchange rates have resulted in increases in the Company's cost of goods sold of $198,000, $1,545,000 and $875,000 in 1993, 1994 and 1995, respectively. Cost of goods sold as a percentage of net sales increased from 85.5% in 1993 to 89.1% in 1994 primarily due to the material adverse impact of exchange rate fluctuations on the gross margins generated by the Company's Singapore operations and inadequate overhead absorption at MPA due to low product sales. Cost of goods sold as a percentage of net sales decreased to 80.0% in 1995. During 1995, gross margin from sales in percentage terms increased as the impact of improved pricing at MPS and improved overhead absorption at MPS, CTM and MPA due to improved shipping volumes offset increases in the costs of certain of the Company's raw materials and the impact of exchange rate fluctuations on gross margins generated by the Company's Singapore operations.

     Selling, General and Administrative. Selling, general and administrative expenses increased from $3.5 million in 1993 to $5.0 million in 1994 to $7.9 million in 1995. The increase of approximately $1.6 million or 44.5% in 1994 is primarily attributable to the inclusion of expenses related to the operations acquired as part of the Company's acquisition of CTM of $380,000, administrative costs related to an equipment transfer agreement with an entity in China of $111,000, the expenses associated with establishing reserves relating to certain uncollectible receivables of $157,000, an increase in legal and accounting costs of $220,000, an increase of approximately $600,000 in personnel costs and approximately $284,000 of other costs associated with the Company's operating as a public company together with other increases of $282,000 relating to an increase in activity, offset by a decrease of approximately $434,000 in expenses due to a down-sizing of business operations in a business sector. The increase of approximately $2.8 million or 56.6% in 1995 is attributable to several factors, including the establishment of a reserve for uncollectible receivables of $980,000, legal settlement costs of $525,000, an increase in legal costs of approximately $400,000, an increase in sales commissions at CTM of approximately $140,000 as a result of the increase in sales of MCM products, additional personnel costs of approximately $380,000 and a further $375,000 related to the overall increase in activity in 1995. Selling, general and administrative expenses may increase in absolute dollars during 1996.

     Engineering and Product Development. Engineering and product development costs increased from $1.5 million in 1993 to $1.7 million in 1994 to $2.2 million in 1995. The increase of approximately $240,000 or 16.1% in 1994 primarily reflects the inclusion of expenses related to the new operations acquired in the CTM acquisition. The increase of approximately $418,000 or 24.1% in 1995 primarily reflects an increase in personnel costs and expenditures on materials used in product development. The Company currently anticipates that engineering and product development costs will increase in absolute dollars in the future as it continues to develop products such as cerquads for commercial applications, low-temperature co-fired multilayer ceramics for use in the production of MCMs, white ceramic packages for the telecommunications industry and products incorporating thick film technology, and programs associated with technology licenses.

     Provision for Revaluation of Subsidiary and Other Related Assets. In July 1995, the Company's Board of Directors directed management to undertake the sale of the Company's MPM subsidiary and certain other related assets. In connection with this decision, the Company recorded a writedown of $1,000,000 during the second quarter of 1995 for the revaluation of this subsidiary to its net realizable value and the establishment of a reserve for certain exit costs to be incurred during the anticipated phase-out period. In January 1996, the Company's Board of Directors elected to continue the Company's development program associated with the IBM technology. In March 1996, the Company consummated the Transpac Financing and thereby obtained additional funds to continue equipping the MPM production facility. The reserve for exit costs established during the second quarter of 1995 was completely utilized by the end of the year. The Company did not recognize any additional exit costs beyond those recorded in the second quarter of 1995.

     Foreign Exchange Loss. During 1993, 1994 and 1995, the Company's results of operations were materially adversely affected by the declining value of the United States dollar compared to the Japanese yen and the Singapore dollar. During this time period, the Japanese yen exchange rate declined from 134 Japanese yen to 1 U.S. dollar to as low as 83.1 Japanese yen to 1 U.S. dollar and the Singapore dollar exchange rate declined from 1.60 Singapore dollars to 1 U.S dollar to as low as 1.39 Singapore dollars to 1 U.S. dollar. The fluctuations in the relative value of these currencies from their relative values at the beginning of each respective fiscal year resulted in the Company's experiencing additional costs of $645,000, $2,552,000 and $2,129,000 in 1993, 1994 and 1995, respectively. For financial reporting purposes, a portion of these additional costs is included in cost of goods sold, while the remainder is recorded in the caption foreign exchange loss. Such fluctuations in exchange rates have resulted in reductions of the Company's gross profit on product sales of $198,000, $1,545,000 and $875,000 in 1993, 1994 and 1995, respectively.
During such periods, the Company also reported foreign exchange transaction losses of $447,000, $1,007,000 and $1,254,000, respectively.

     Fluctuations in foreign exchange rates have a significant impact on the Company's results of operations. Certain of the Company's raw material purchases and other costs of production and administration are denominated in Japanese yen and Singapore dollars, while all of the Company's sales are denominated in U.S. dollars. Consequently, a change in exchange rates between the U.S. dollar and the Japanese yen or the Singapore dollar can affect the Company's cost of goods sold or its selling, general and administrative expenses, resulting in gains or losses that are included in the Company's results of operations. Exchange rate fluctuations also impact the carrying value of certain of the Company's obligations, resulting in foreign currency transaction gains or losses that are likewise included in the Company's results of operations. Fluctuations in exchange rates also subject the Company to gains or losses on its outstanding forward foreign currency contracts. For financial reporting purposes, the gain or loss arising from exchange rate fluctuations between the transaction date for a transaction denominated in a foreign currency and that transaction's settlement date, or reporting date for transactions which have not settled, is characterized as a foreign exchange gain or loss, as is the gain or loss suffered on outstanding forward foreign currency contracts.

     In an effort to minimize the impact of foreign exchange rate movements on the Company's operating results, and subject to financing from and the consent of the Development Bank of Singapore ("DBS"), the Company enters into forward foreign currency contracts to hedge foreign currency transactions such as purchases of raw materials denominated in Japanese yen. The terms of the forward contracts generally involve the exchange of U.S. dollars for either Japanese yen or Singapore dollars at a future date, with maturities generally ranging from one to nine months from the execution date of the forward contract. At contract maturity, the Company makes net settlements of U.S. dollars for foreign currencies at forward rates that were agreed to at the execution date of the forward contracts. The Company utilizes its S$30,000,000 (U.S.$21,216,000 at December 31, 1995) foreign exchange line of credit with DBS to finance the purchase of forward foreign currency contracts with maturities of up to 12 months. Advances under this line of credit are guaranteed by MPI and are secured by all of the assets of MPS, including a second mortgage on MPS's leasehold land and buildings. The Company's ability to utilize this line is subject to significant limitations imposed by DBS. Another factor which restricts the Company's hedging activities is the available borrowing capacity of the foreign exchange line of credit. In addition, the Company generally enters into forward contracts only when it anticipates future weakening of the U.S. dollar relative to the Singapore dollar or Japanese yen. As a result of these and other factors, the Company's hedging measures have been and may continue to be severely limited in their effectiveness.

     The Company's operating results have been and will continue to be materially adversely affected by any weakening in the U.S. dollar relative to either the Japanese yen or the Singapore dollar. During the first half of 1995, both the Japanese yen and the Singapore dollar appreciated in value against the U.S. dollar. The appreciation of these currencies had the effect of increasing the Company's cost of goods sold and selling, general and administrative expenses and decreasing the margins of the Company's products. During the second half of 1995, although the value of the U.S. dollar rebounded against both the Japanese yen and the Singapore dollar, the Company incurred additional foreign exchange losses owing to its obligations under its outstanding forward foreign currency contracts, which required the Company to purchase Japanese yen and Singapore dollars at contract rates that were below prevailing market rates at the date of settlement. Any future weakening of the U.S. dollar relative to either the Singapore dollar or the Japanese yen will have a material adverse effect upon the Company's business, financial condition and results of operations. To mitigate the effects of the weaker U.S. dollar, the Company increased the sales prices of certain of its products during the second quarter of 1995. The Company will attempt to further offset the material adverse effect of the weaker U.S. dollar by qualifying non-Japanese sources of key materials, and completing the relocation of its pressed ceramic products manufacturing operations to Indonesia from Singapore. There can be no assurance that such measures can or will be taken or financed to a sufficient degree such that they will offset the impact of the weaker U.S. dollar on the Company's operating results.

       Interest Expense. Interest expense decreased from $490,000 in 1993 to $443,000 in 1994 and increased to $1,298,000 in 1995. The decrease in 1994 of $47,000 is primarily due to the reduction in interest expense resulting from the retirement of various interest bearing obligations during the second quarter of 1994, which decrease more than offset the interest on the additional borrowings under the Company's various credit facilities with DBS and the interest on additional indebtedness incurred and assumed in the CTM acquisition. The increase of $855,000 in 1995 is primarily due to additional borrowings by the Company under its borrowing arrangements with DBS Bank (see Liquidity and Capital Resources), an increase in the Singapore prime rate during the second half of 1994 and the additional borrowings associated with the program to acquire equipment from SSC (see Note 4 of Notes to Consolidated Financial Statements attached hereto as Exhibit C). The Company currently anticipates that
                              ---------
interest expense will continue to increase in absolute dollars during 1996 due to the increase in Company borrowings.

     Royalty Revenue. Royalty revenues from the Company's licensee were $114,000 and $153,000 in 1993 and 1994, respectively. The Company's royalty arrangement with its licensee terminated at the conclusion of the second quarter of 1994; accordingly, the Company has had no royalty revenue during 1995. The increase in royalty revenue in 1994 was due to an increase in licensee product sales during the first quarter of 1994.

     Other income.   Other income was $634,000, $496,000 and $614,000 in 1993,
1994 and 1995, respectively. Other income in 1994 reflects primarily the inclusion of $100,000 of interest income and approximately $136,000 of non-recurring technology and training fees billed to a third party. The majority of other income arising in 1995 reflects the receipt during the first quarter of a $375,000 payment from an insurance policy (net of legal expenses) covering product losses incurred in 1988 due to the contamination of products during the manufacturing process. The Company believes this will be the final payment relating to any insurance recovery relating to this loss.

     Effects of income taxes. The Company's operating results were not impacted by income taxes during 1993, as taxable income during this period was offset by the utilization of a net operating loss carryforward. During 1994, the Company's foreign and domestic operations generated operating losses for both financial reporting and income tax purposes. During 1995, taxable income at the Company's domestic and foreign operations was offset by the utilization of net operating loss and other carryforwards. As of December 31, 1995, the Company had net operating loss carryforwards of $11.3 million for United States income tax purposes. In addition, at December 31, 1995, the Company had $435,000 in federal and state research and development credits and $31,000 in investment tax credits available for United States income tax purposes. The Company believes that it has incurred an ownership change pursuant to Section 382 of the Internal Revenue Code and, as a result, the Company believes that its ability to utilize its current net operating loss and credit carryforwards in subsequent periods will be subject to annual limitations. As of December 31, 1995, the Company had capital allowance carryforwards of $2.4 million for Singapore income tax purposes.

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109 effective January 1, 1993. SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year(s) in which the differences are expected to reverse. Upon implementation of SFAS 109, on January 1, 1993, the Company recorded a cumulative benefit of a one-time change in accounting principle of $346,000, which represents the future tax benefits expected to be realized upon utilization of the Company's foreign tax loss carryforwards. These loss carryforwards were utilized during 1993.

LIQUIDITY AND CAPITAL RESOURCES

     During 1993, 1994 and 1995, the Company financed its operations through a combination of cash flow from operations, bank and other borrowings, equipment lease financings and certain other debt and equity financings. During 1995, operations provided net cash of $300,000. Investing activities, primarily consisting of acquisitions of fixed assets, used $11.8 million and financing activities provided net cash of $13.1 million during the same period. At December 31, 1995, the Company had a working capital deficiency of $4,883,000 and an accumulated deficit of $26,910,000. In March 1996, the Company consummated an equity financing of $2,000,000 with Transpac and MPM raised an additional $9,000,000 through the issuance of the Debenture to Transpac.

     The Company's principal sources of liquidity at December 31, 1995 consisted of $2,923,000 of cash, and certain limited available borrowing capacity with DBS. MPS has a S$9,500,000 (US$6,719,000) borrowing arrangement with DBS, guaranteed by MPI, consisting of a working capital line of credit facility and an overdraft facility. Borrowings under this arrangement are due on demand and are secured by substantially all of the assets of MPS. Borrowings under the working capital line and the overdraft facility bear interest at the Singapore prime rate plus 1/2% and plus 3/4%, respectively. At December 31, 1995, MPS had outstanding borrowings under this arrangement of $6,045,000. MPC has a S$500,000 (US$354,000) borrowing arrangement with DBS, guaranteed by both MPI and MPS, consisting of a working capital line of credit facility and an overdraft facility. Borrowings under this arrangement are due on demand and are secured by all of the assets of MPC. Borrowings under the working capital line of credit facility and the overdraft facility bear interest at the Singapore prime rate plus 1/2% and plus 3/4%, respectively. At December 31, 1995, MPC had outstanding borrowings under this arrangement of $3,000. In February 1995, MPM activated a $3,500,000 borrowing facility with DBS. The facility, which is guaranteed by both MPI and MPS, consists of a $3.2 million short-term advance facility and a $300,000 import/export bills facility. Advances under this credit facility will bear interest at the bank's prime lending rate plus 2.5% and cannot remain outstanding for more than 30 days. The facility does permit rolling over of existing outstanding balances. This credit facility will mature in May 1996 unless converted into a term loan at the election of DBS upon the Company's satisfaction of certain criteria. This facility automatically terminates in the event of the termination of the Company's technology transfer agreement with IBM. At December 31, 1995,

MPM had outstanding borrowings under this arrangement of $3,197,000. Borrowings under this arrangement are secured by substantially all of the assets of MPM. The MPS borrowing agreement includes affirmative and negative covenants with respect to MPS, including the maintenance of certain financial statement ratios, balances, earnings levels and limitations on payment of dividends, transfers of funds and incurrence of additional debt, the most restrictive of these covenants being those associated with maintaining certain quarterly profitability levels. The MPM and MPC agreements also contain restrictive provisions. As of December 31, 1995, each of MPM, MPS and MPC were in violation of certain covenants set forth in their respective agreements with DBS, such violations including a breach of profitability covenant by MPC, a breach of debt-to-equity ratio covenant by MPM and a breach of the prohibition on intercompany advances. Such violations were waived by DBS as of such date. As of March 31, 1996, the Company was in default under one of its debt covenants. Such default was waived by the lender after March 31, 1996.

     At December 31, 1995, the Company also had borrowings of $10,000,000 under notes payable to, or guaranteed by, various customers bearing interest at rates ranging from 7.0% to 14.0% (see Note 8 of Notes to Financial Statements), $1,424,000 under mortgage notes bearing interest at rates of 7.5% and 7.75%, $207,000 under term loans bearing interest at 12.2%, and $864,000 under capital lease obligations, consisting of various machinery and equipment financing agreements, bearing interest at various rates. Borrowings under the above arrangements are secured by various assets of the Company. The Company also incurred certain noninterest bearing obligations in connection with the CTM acquisition that have been discounted to their net present value of $394,000 at December 31, 1995.

     Since the execution of the IBM technology agreements, expenditures associated with the establishment by MPM of a production facility in Singapore to manufacture products incorporating the technology licensed from IBM under the IBM Agreement have totalled approximately $9,200,000. During the same period, the Company also paid an additional $2,000,000 of up-front nonrefundable royalties to IBM. These expenditures, which have been partially funded through bank and lease financing, have had a material adverse effect on the Company's cash flow and capital resources. In addition to the $2.0 million payment, the Company has significant continuing royalty obligations under the IBM Agreement. Under the IBM Agreement, the Company is also required to attain certain production milestones at specified dates. If the Company fails to achieve these specified milestones in a timely manner, the IBM Agreement is terminable by IBM. In addition, commencing in August 1996, the IBM Agreement is terminable by either party without cause upon six months prior written notice. Although the Company currently believes that with adequate financing it can achieve the production milestones set forth in the IBM Agreement, there can be no assurance that the Company will be able to achieve such milestones on a timely basis, or at all. Furthermore, there can be no assurance that IBM will not terminate the IBM Agreement after August 1996. If the Company does not timely achieve the production milestones under the IBM Agreement, the Company could lose its rights to the technology licensed to the Company by IBM under such agreement. If IBM terminates the IBM Agreement after August 1996, the Company would lose its right to such technology. The loss of such rights would have a material adverse impact on the Company's future revenues and on the Company's future.

     The Company is in the process of seeking additional financing, but other than credit facilities discussed above, had no legally binding commitments or arrangements for such financing as of March 31, 1996 other than $1.0 million loaned to the Company by a bank lender in February 1996 and a term sheet entered into with a bank lender in March 1996 for an additional $1.0 million and there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all, when required by the Company.


FUTURE OPERATING RESULTS

     Future Capital Needs; Need for Additional Financing. The Company's future capital requirements will depend upon many factors, including the extent and timing of acceptance of the Company's products in the market, requirements to retire its substantial debt, requirements to construct, transition and maintain existing or new manufacturing facilities, commitments to third parties to develop, manufacture, license and sell products, the progress of the Company's research and development efforts, the Company's operating results and the status of competitive products. Absent outside debt or equity financing, and excluding significant expenditures required for the Company's major projects and obligations associated with MPM, the Company currently anticipates that cash on hand, including funds from the Transpac financing, anticipated cash flow from operations and funds available from MPS' bank line of credit and borrowings from customers may be adequate to fund its operations excluding MPM in the ordinary course through 1996. See "Repayment of Bank Obligations by MPM; Need for Additional Financing by MPM." There can be no assurance, however, that the Company will not require additional financing prior to such date to fund its operations. In addition, the Company will require additional financing after such date to fund its operations in the ordinary course and retire its significant debt obligations. Furthermore, the Company will require significant additional financing in order to carry out its current corporate development programs including the provision of certain raw materials and production supplies to a third party supplier in Indonesia and the consolidation of MPS's Singapore operations. There can be no assurance that the Company will be able to obtain such additional financing on terms acceptable to the Company, or at all.

     Pursuant to a subcontract manufacturing agreement between the Company and Innoventure, a third party supplier, Innoventure established a manufacturing facility in Indonesia that partially processes pressed ceramic products on behalf of the Company. Partial processing of pressed ceramic products commenced in the second quarter of 1995. Pressed ceramic products that are partially processed in the Indonesian facility are completed in the Company's Singapore facility. The Company currently anticipates that the Indonesian facility may be able to fully process and produce pressed ceramic products by the end of 1997. Equipping such facility to fully process and produce pressed ceramic products is subject to a number of conditions, including, but not limited to, additional transfers of pressed ceramic manufacturing equipment from Singapore, and there can be no assurance that such facility will be so equipped. Pursuant to the terms of this agreement, the Company agreed to provide Innoventure with raw materials and other production supplies necessary for the commencement of production in this facility. This obligation to provide raw materials and production supplies has subsequently been modified by both parties such that the Company is now purchasing these items from its suppliers on behalf of Innoventure. Innoventure currently owes the Company approximately $1,434,000 related to the supply of such raw materials and related production supplies, and the Company anticipates that it will continue to purchase such items on Innoventure's behalf for the foreseeable future. The foregoing amount is structured to be repaid to the Company by Innoventure with the form and timing of such payments being agreed to by both parties. There can be no assurance that amounts of raw materials and production supplies being provided to Innoventure will not increase in the future, however, or that such amounts will continue to be repaid by Innoventure in a timely fashion, or at all. Under this agreement, the Company also agreed to lease certain production equipment to Innoventure. To date, the parties have not finalized the terms of this leasing arrangement. In the interim, the Company moved certain of its production equipment from its Singapore facilities and certain of the equipment purchased from Samsung Corning to the Innoventure facility. There can be no assurance that the Company will not be required to replace such equipment in MPS's Singapore facilities or incur additional costs as a result of replacing such equipment.

     Although limited processing of pressed ceramic products commenced in Indonesia during the second quarter of 1995, the full transition of the Company's pressed ceramic production operations from Singapore to Indonesia has not yet been completed and such operations are still primarily located at its Singapore facility. Upon the completion of the transfer of its pressed ceramic production operations to the facility in Indonesia, the Company may consolidate the MPS Singapore operations, which currently occupy two facilities, into one facility. Such consolidation, if undertaken by the Company, would cost a minimum of $1.0 to $3.0 million and such consolidation may be completed no earlier than the end of 1997. The Company does not currently have the resources to consolidate MPS's Singapore facilities. In the event that the Company requires additional funds to finance the consolidation of MPS's facilities, the Company will seek additional financing through subsequent sales of its debt or equity securities or through bank or lessor financing alternatives, if available. There can be no assurance that the Company will not incur additional costs with respect to the establishment of the manufacturing facility in Indonesia or the consolidation, if any, of MPS's Singapore operations.

     The DBS line of credit available to MPS, which is guaranteed by MPI, contains numerous restrictive covenants on the ability of such subsidiary to provide funds to MPI or to other subsidiaries and on the use of proceeds. The credit facilities at MPC and MPM and the Transpac agreements also contain similar restrictions. The Company's high level of outstanding indebtedness and the numerous restrictive covenants set forth in the agreements covering this indebtedness prohibit the Company from obtaining additional bank lines of credit and from raising funds through the issuance of debt or other securities without the prior consent of DBS and Transpac. The Company is in the process of seeking additional financing, but as of March 31, 1996, had no legally binding commitments or arrangements for such financing other than a $1.0 million term loan from a bank lender, a term sheet for an additional $1.0 million and the Transpac financing which was consummated in late March 1996. The $9.0 million raised by MPM is not available for use in other portions of the Company's business. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all, when required by the Company. If additional funds are raised by issuing equity or convertible securities, further dilution to the existing shareholders will result. If adequate funds are not available, the Company will be required to delay, scale back or eliminate programs such as the consolidation of MPS's Singapore facility or development of the IBM technology, which could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. In addition the Company will be required to take similar action with respect to other research and development or manufacturing, construction or transitioning programs or alliances or obtain funds through arrangement with third parties that may require the Company to relinquish rights to certain of its technologies or potential products or other assets that the Company would not otherwise relinquish. The delay, scaling back or elimination of any such programs or alliances or the relinquishment of any such rights could have a material adverse effect on the Company's business, financial condition and results of operations.

     Future Operating Results. The Company's operating results have fluctuated significantly in the past and may continue to fluctuate significantly in the future depending upon a variety of factors, including foreign currency losses, losses associated with the Company's MPM subsidiary, downward pressure in gross margins at the Company's subsidiaries, continued losses at the Company's subsidiaries due to low shipping volume, market acceptance of new and enhanced versions of the Company's products, delays, cancellations or reschedulings of orders, delays in product development, defects in products, the mix of products sold, integration of acquired businesses, political and economic instability, natural disasters, outbreaks of hostilities, gains or losses due to foreign currency fluctuations, variations in manufacturing yields, changes in manufacturing capacity and variations in the utilization of such capacity, changes in the length of the design-to-production cycle, relationships with and conditions of customers, subcontractors, and suppliers, receipt of raw materials, including consigned materials, customer concentration, price competition, cyclicality in the semiconductor industry and conditions in the pressed ceramic and personal computer industries. In addition, operating results may fluctuate significantly based upon several other factors, including the Company's ability to attract new customers, seasonal fluctuations in business activity worldwide, changes in pricing by the Company, its competitors, subcontractors, customers or suppliers, the conversion, if any, of existing Singapore facilities, and fluctuations in manufacturing yields at the Singapore and Indonesian facilities. Although the Company recently consummated the Transpac financing, there can be no assurance that revenue levels during the start-up phase of operations will be adequate to cover MPM's fixed overhead costs, which may result in significant operating losses arising at this subsidiary and thereby materially adversely affect the Company's business, prospects, financial condition and results of operation. The absence of significant backlog for an extended period of time will also limit the Company's ability to plan production and inventory levels, which could lead to substantial fluctuations in operating results. Accordingly, the failure to receive anticipated orders or delays in shipments due, for example, to unanticipated shipment reschedulings or defects or to cancellations by customers, or to unexpected manufacturing problems may cause net sales in a particular quarter to fall significantly below the Company's expectations, which would materially adversely affect the Company's operating results for such quarter. The impact of these and other factors on the Company's net sales and operating results in any future period cannot be forecasted with certainty. In addition, the significant fixed overhead costs at the Company's facilities, the need for continued expenditures for research and development, capital equipment and other commitments of the Company, among other factors, will make it difficult for the Company to reduce its expenses in a particular period if the Company's sales goals for such period are not met. A large portion of the Company's operating expenses are fixed and are difficult to reduce or modify should revenues not meet the Company's expectations, thus magnifying the material adverse impact of any such revenue shortfall. Accordingly, there can be no assurance that the Company will not continue to sustain losses in the future or that such losses will not have a material adverse effect on the Company's business, financial condition and results of operation.

     Repayment of Bank Obligations by MPM; Need for Additional Financing by MPM. As of December 31, 1995, MPM had outstanding borrowings of approximately $3,200,000 under its borrowing arrangement with DBS. The facility, which is guaranteed by both MPI and MPS, expires in May 1996 unless converted into a term loan at the discretion of DBS. Borrowings under this short term credit facility cannot remain outstanding for more than 30 days although the facility does permit rolling over of existing outstanding balances. In March, 1996, MPM issued the Debenture to Transpac, which Debenture is due and payable in March 2001 unless earlier converted. The existence of the debenture and its convertibility feature into shares of common stock of MPI would significantly dilute any earnings per share amounts and significantly dilute the ownership interests of MPI's investors. The existence of the debenture and its convertibility feature into shares of Common Stock of MPM could have the same effect on MPI, as the current sole shareholder, as the potential creation of a minority interest in the earnings of MPM, if any, would reduce the Company's proportional earnings from this subsidiary with a corresponding reduction in the Company's overall results of operations. The Company currently anticipates that the proceeds generated by the Transpac financing will enable MPM to commence the limited production of partially processed revenue producing units by the end of 1996; provided, however, that if DBS does not convert MPM's $3.2 million short term credit facility into a term loan upon the expiration of such facility in May 1996, MPM may require additional financing to commence such limited production by the end of 1996 because a portion of the proceeds from the Transpac financing will be utilized to retire the DBS facility. With adequate additional financing, the Company currently anticipates that volume production of fully processed revenue producing units may commence by the end of 1997. The Company currently anticipates that expenditures associated with equipping the MPM facility so that it may commence limited production of partially processed revenue producing units by the end of 1996 will total several million dollars, and, thereafter, tens of millions of dollars in order for the facility to commence full production of fully processed revenue producing units by the end of 1997. The Company will require significant additional financing above and beyond the proceeds from the Transpac financing to adequately fund its obligations under the IBM Agreement and the manufacture of products based on such technology. Neither MPI nor any of its subsidiaries is currently able to generate such funds from their respective operations. Therefore, if additional funds are required, the Company would be required to undertake another offering of its debt and/or equity securities. There can be no assurances that the Company would be able to obtain such additional funds on terms acceptable to the Company, or at all, if required. A failure to obtain such additional funds as required would have a material adverse effect on MPM's operations and, therefore, on the business, financial condition and results of operations of the Company. Furthermore, if the Company is unable to obtain additional funds as needed and MPM defaults on its obligations under the facility with DBS or the Debenture with Transpac, MPM would be unable to achieve the production milestones under the IBM Agreement, giving IBM the right to terminate such agreement. In the event of such termination by IBM, the Company would lose the rights to the technology licensed to it by IBM under the IBM Agreement. The failure by the Company to obtain the necessary additional funds to maintain MPM's operations, a default by MPM under the DBS or Transpac facility or MPM's loss of its technology rights under the IBM Agreement would materially and adversely affect the Company's business, prospects, financial condition and results of operations.

     Adverse Impact of MPM Default on MPS and MPI; Repayment of Bank Obligations by MPS; Adverse Impact of MPS Default on MPM. At December 31, 1995, MPS had outstanding borrowings of approximately $7.5 million with DBS. In addition, during 1995, MPS borrowed an aggregate of approximately $8.5 million from a consortium of customers (the "Consortium") to fund its purchase of certain CERDIP manufacturing and alumina powder equipment from Samsung Corning. MPM's bank obligations also consist of borrowings of $3.2 million from DBS. If MPM defaults on its obligations under the DBS facility, DBS could, as one of its numerous remedies, declare the debt owed to it by MPS to be immediately due and payable. Such an action would also result in defaults under certain of MPS's loan agreements pursuant to which it borrowed funds from the Consortium, among other lenders. Such accelerations would materially adversely affect the Company's ability to continue as an ongoing concern. In addition, in November 1995 Motorola, Inc.

("Motorola") guaranteed MPS' repayment of $2.0 million in borrowings from a certain bank lender. Under the terms of the agreement relating to Motorola's guarantee, MPI granted Motorola a security interest in all of the issued and outstanding capital stock of MPS and two other subsidiaries of the Company. In the event that MPS defaults under its obligations to this bank lender and while such event of default continues, Motorola will have the right to vote and give consents with respect to all of the issued and outstanding capital of MPS and such subsidiaries (the "Subsidiary Voting Rights"). As a result, during the continuation of any such event of default, MPI would be unable to control at the shareholder level the direction of the subsidiaries that generate substantially all of the Company's revenues and hold substantially all of the Company's assets. Any such loss of control would have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Furthermore, the acquisition by Motorola of the Subsidiary Voting Rights would constitute an event of default under the IBM Agreement and the Manufacturing and Technology Agreements with Carborundum, thereby giving IBM and Carborundum the right to terminate the IBM Agreement and the Manufacturing and Technology Agreements. Upon such a termination by IBM or Carborundum, the Company would lose the rights to the technology that it has licensed from each of such entities, as applicable. The Company's loss of either of these rights would preclude the Company from manufacturing and selling products based on such technologies and thereby have a material adverse effect on the Company's business, financial condition and results of operations. The acquisition of the Subsidiary Voting Rights by Motorola would also constitute a default under the IBM Option Agreement, thereby triggering IBM's right to purchase up to 51% of the then outstanding capital stock of MPM. IBM's exercise of this right would cause MPI to lose voting control over MPM, which could have a material adverse effect on the Company's business, financial condition and results of operations. The agreements covering the Transpac financing, including the Debenture and MPI's guarantee of such MPM indebtedness, contain numerous restrictions and events of default that could be triggered by the aforementioned actions and would, if they became effective, materially adversely affect the Company's business, prospects, results of operations and condition.

     High Leverage. The Company is highly leveraged and has substantial debt service requirements. After giving effect to the Transpac financing, the Company and its subsidiaries currently have $31.1 million in debt obligations. At December 31, 1995, the Company had a total shareholders' equity of approximately $7.4 million. The Company's ability to meet its debt service requirements will be dependent upon the Company's future performance, which will be subject to financial, business and other factors affecting the operation of the Company, many of which are beyond its control. The Company must continue to raise capital in order to increase the production capacity of its MPM and another subsidiary's facilities. These additional capital requirements will be substantial and may be financed largely by the issuance of additional debt. There can be no assurance that the Company will be able to meet the capital requirements described above or, if the Company is able to meet such requirements, that the terms available will be favorable to the Company.

     Status as a Going Concern. The Company's independent certified public accountants have included an explanatory paragraph in their audit report with respect to the Company's 1995 consolidated financial statements related to a substantial doubt with respect to the Company's ability to continue as a going concern, although the financial statements do not presently include any adjustments that might result from the uncertainty of the Company's ability to continue as a going concern. There can be no assurance that the Company will operate profitably in the future and that losses will not continue to occur. Absent outside debt or equity financing, and excluding significant expenditures required for the Company's major projects and obligations associated with MPM, the Company currently anticipates that cash on hand, anticipated cash flow from operations and funds available from the MPS bank line of credit and borrowings from customers and Transpac may be adequate to fund its operations, excluding MPM, in the ordinary course throughout 1996. The Company is currently seeking additional financing through sales of debt or equity securities and through bank or lessor financing alternatives, if available, to finance its future capital projects. These efforts will be hampered by the Company's high level of existing indebtedness, secured or otherwise. Any significant increase in planned capital expenditures or other costs or any decrease in or elimination of anticipated sources of financing could cause the Company to restrict its business and product development efforts. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all, when required by the Company. If adequate funds are not available, the Company will be unable to execute its business development efforts and will be required to delay, scale back or eliminate programs such as the transition of the Singapore operations to Indonesia and may be unable to continue as a going concern. There can be no assurance that the Company's future consolidated financial statements will not include another going concern explanatory paragraph if the Company is unable to raise sufficient funds to fund its operations. The factors leading to and the existence of the explanatory paragraph will have a material adverse effect on the Company's ability to obtain additional financing. See " -- Future Capital Needs; Need for Additional Financing," "Liquidity and Capital Resources" and "Consolidated Financial Statements."

     Foreign Currency Fluctuations. Although the Company's sales are denominated in United States dollars, the majority of the Company's operating expenditures are made in other currencies, namely Japanese yen and Singapore dollars. As a result, the Company's operating results have been and will continue to be materially adversely affected by any weakening of the United States dollar relative to these currencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any appreciation of such currencies relative to the United States dollar would result in exchange losses for the Company and could have the effect of increasing the Company's costs of goods and general and administrative expenses and decreasing its margins or in making the prices of the Company's or its customers' products less competitive. Accordingly, such effects have had and will continue to have a material adverse effect upon the business, financial condition and results of operations of the Company. Although the Company seeks to mitigate its currency exposure through hedging measures, these measures have been and may in the future be significantly limited in their effectiveness. In the future, the Company's operating results will also be materially adversely affected by any weakening of the United States dollar relative to Indonesia's currency. See "New Manufacturing Facilities in Indonesia; Transition of Existing Singapore Operations; New Manufacturing Facilities in Indonesia and Singapore."

     New Manufacturing Facilities in Indonesia; Transition of Existing Singapore Operations; New Manufacturing Facilities in Indonesia and Singapore. In 1993, the Company entered into a subcontract manufacturing agreement with Innoventure pursuant to which Innoventure designed and constructed a new manufacturing facility in Indonesia. The Company currently anticipates moving its pressed ceramic production operations presently located in MPS's facilities in Singapore to Indonesia. In connection with such move, the Company may consolidate MPS's Singapore operations, which currently occupy two facilities, into one facility. Such consolidation, if undertaken by the Company, will cost a minimum of $1.0 to $3.0 million and such consolidation would be completed no earlier than the end of 1997. To date, the transition of the Company's pressed ceramic production operations from Singapore to Indonesia has not yet been completed and the bulk of such operations are still located at its Singapore facility. The operation of the Indonesia facility by Innoventure is designed to increase the Company's manufacturing capacity and to lower costs of production. Partial processing of pressed ceramic products, which are completed in the Company's Singapore facility, commenced in the second quarter of 1995. The Company currently anticipates that it will be increasingly dependent on the Indonesian facility to conduct the initial processing of its pressed ceramic products in future periods. The Company's increasing reliance on Innoventure as a subcontractor involves certain risks, including reduced control over delivery schedules, quality assurance, manufacturing yields and cost. Although the Company has not experienced material disruptions in supply from Innoventure to date, there can be no assurance that manufacturing problems will not occur in the future. Any such material disruption could have a material adverse effect on the Company's business, financial condition and results of operations. The complete equipping and operation of the facility in Indonesia could take several years to accomplish. Innoventure is not under any unconditional obligation to fully equip such facility and there are a number of other conditions that must be satisfied before such Indonesian facilities can be fully equipped. There can be no assurance, therefore, that such Indonesian facility will be fully completed. Innoventure is also not subject to any written contractual obligation to continue operating such facility. Thus, there can be no assurance that the agreement with Innoventure is enforceable or that any judgment secured by the Company, whether in Singapore or elsewhere, upon a breach of such agreement will be upheld by Singapore courts. Innoventure is entitled to the first $4.5 million in profits generated by the Indonesian facility within five years of project start-up. In addition, pursuant to the Innoventure Agreement, the Company agreed to provide Innoventure with raw materials and production supplies necessary for the commencement of production in the Indonesian facility. This obligation to provide raw materials and production supplies has subsequently been modified by both parties such that the Company is now purchasing these items from its suppliers on behalf of Innoventure.

Innoventure currently owes the Company approximately $1,434,000 related to the supply of such raw materials and related production supplies, and the Company anticipates that it will continue to purchase such items on Innoventure's behalf for the foreseeable future. The foregoing amount will be repaid to the Company by Innoventure with the form and timing of such payments being agreed to by both parties. There can be no assurance that amounts of raw materials and production supplies being provided to Innoventure will not increase in the future, however, or that such amounts will be repaid by Innoventure in a timely fashion, or at all. There can also be no assurance that the Company will have adequate funds to provide such materials and production supplies to Innoventure. See "-- Future Capital Needs; Need for Additional Financing."

     If the Company's revenues do not increase commensurate with the anticipated increase in capacity in Indonesia, the Company's results of operations could be materially adversely affected. As is typical in the semiconductor industry, new manufacturing facilities initially experience low production yields. Any inability on the Company's or Innoventure's part to obtain adequate production yields or to maintain such yields in the future could delay shipments of products. No assurance can be given that the facility in Indonesia will not experience production yield problems or delays in completing product testing required by a customer to qualify the Company as a vendor, either of which, given that such facilities will be manufacturing pressed ceramic products and advanced multilayer packages could materially adversely affect the Company's business, financial condition and results of operations.

     Significant Customer Concentration. Historically, the Company has sold its products to a very limited number of customers. Recently, certain of the Company's key customers have notified the Company that they intend to decrease their product purchase orders with the Company. The loss of or any reduction in orders by any of these customers, including reductions due to market, economic or competitive conditions in the semiconductor, personal computer or electronic industries or in other industries that manufacture products utilizing semiconductors or multichip modules, could materially adversely affect the Company's business, financial condition and results of operations. The supply agreements with certain of these customers do not obligate them to purchase products from the Company. The Company's ability to increase its sales in the future will also depend in part upon its ability to obtain orders from new customers. There can be no assurance that the Company's sales will increase in the future or that the Company will be able to retain existing customers or to attract new ones. There can also be no assurance that any of the Company's subsidiaries will be able to diversify or enhance its customer base. Failure to develop new customer relationships could materially adversely affect each such subsidiary's results of operations and could materially adversely affect the Company's business, financial condition and results of operations.

     Mature Market; Dependence on Semiconductor and Personal Computer Industries. To date, a significant portion of the Company's revenues have been derived from sales of pressed ceramic products to customers in the semiconductor industry. The market for the pressed ceramic product is relatively mature and demand for pressed ceramic products may decline in the future. Accordingly, the Company believes that sales of its pressed ceramic products may decrease in the future and, as a result, the Company's business, financial condition and results of operations may be materially adversely affected.

     The financial performance of the Company is dependent in large part upon the current and anticipated market demand for semiconductors and products such as personal computers that incorporate semiconductors. The semiconductor industry is highly cyclical and historically has experienced recurring periods of oversupply, resulting in significantly reduced demand for the Company's pressed ceramic products. The Company believes that the markets for new generations of semiconductors will also be subject to similar fluctuations. The semiconductor industry is currently experiencing rapid growth. There can be no assurance that such growth will continue. A reduced rate of growth in the demand for semiconductor component parts due, for example, to competitive factors, technological change or otherwise, may materially adversely affect the markets for the Company's products. From time to time, the personal computer industry, like the semiconductor industry, has experienced significant downturns, often in connection with, or in anticipation of, declines in general economic conditions. Accordingly, any factor adversely affecting the semiconductor or the personal computer industry or particular segments within the semiconductor or personal computer industry may materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the

Company's net sales and results of operations will not be materially adversely affected if downturns or slowdowns in the semiconductor, personal computer industry or other industries utilizing the Company's products occur in the future.

     Highly Competitive Industry; Significant Price Competition. The electronic packaging and interconnection technology industries are intensely competitive. The Company experiences intense competition worldwide from a number of manufacturers, including Kyocera Corporation, Sumitomo Metal Mining Co., Ltd., Motorola, Inc., TI, Fujitsu, Ltd., Hitachi, Ltd. and Toshiba Corporation, all of which have substantially greater financial resources and production, marketing and other capabilities than the Company with which to develop, manufacture, market and sell their products. The market for sales of the Company's pressed ceramic products is highly concentrated with a few competitors, all of which provide intense competition and have substantially greater financial resources and production, marketing and other capabilities than the Company with which to develop, manufacture, market and sell pressed ceramic products. The Company faces competition from certain of its customers that have the internal capability to produce products competitive with the Company's products and may face competition from new market entrants in the future. In addition, corporations with which the Company has agreements are conducting independent research and development efforts in areas which are or may be competitive with the Company. The Company expects its competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide improved performance characteristics. New product introductions by the Company's competitors could cause a significant decline in sales or loss of market acceptance of the Company's existing products which could materially adversely affect the Company's business, financial condition and results of operations. Moreover, the Company has historically experienced significant price competition in the sale of its pressed ceramic products, which has materially adversely affected the prices and gross margins of such products and the Company's business, financial condition and results of operations. The Company is also experiencing significant price competition, which may materially adversely affect the Company's business, financial condition and results of operations. The Company believes that to remain competitive in the future it will need to continue to develop new products and to invest significant financial resources in new product development. There can be no assurance that such new products will be developed or that sales of such new products will be achieved. There can be no assurance that the Company will be able to compete successfully in the future.

     Technological Change; Importance of Timely Product Introduction; Uncertainty of Market Acceptance and Emerging Markets. The markets for the Company's products are subject to technological change and new product introductions and enhancements. Customers in the Company's markets require products embodying increasingly advanced electronics packaging and interconnection technology. Accordingly, the Company must anticipate changes in technology and define, develop and manufacture or acquire new products that meet its customers' needs on a timely basis. The Company anticipates that technological changes, such as FLASH memory, advances in plastic materials technology and other semiconductor devices that may be more cost effectively assembled into plastic packages and that do not require the protection characteristics of the Company's ceramic packages, could cause the Company's net sales to decline in the future. There can be no assurance that the Company will be able to identify, develop, manufacture, market, support or acquire new products successfully, that any such new products will gain market acceptance, or that the Company will be able to respond effectively to technological changes. If the Company is unable for technological or other reasons to develop products in a timely manner in response to changes in technology, the Company's business, financial condition and results of operations will be materially adversely affected. There can be no assurance that the Company will not encounter technical or other difficulties that could in the future delay the introduction of new products or product enhancements. In addition, new product introductions by the Company's competitors could cause a decline in sales or loss of market acceptance of the Company's products, which could materially adversely affect the Company's business, financial condition and results of operations. Even if the Company develops and introduces new products, such products must gain market acceptance and significant sales in order for the Company to achieve its growth objectives. Furthermore, it is essential that the Company develop business relationships with and supply products to customers whose end-user products achieve and sustain market penetration. There can be no assurance that the Company's products will achieve widespread market acceptance or that the Company will successfully develop such customer relationships. Failure by the Company to develop products that gain widespread market acceptance and significant sales or to develop relationships with customers whose end-user products achieve and sustain market penetration will materially adversely affect the Company's business, financial condition and results of operations. The Company's financial performance will depend in significant part on the continued development of new and emerging markets such as the market for MCMs. The Company is unable to predict with any certainty any growth rate and potential size of emerging markets. Accordingly, there can be no assurance that emerging markets targeted by the Company, such as the market for MCMs, will develop or that the Company's products will achieve market acceptance in such markets. The failure of emerging markets targeted by the Company to develop or the failure by the Company's products to achieve acceptance in such markets could materially adversely affect the Company's business, financial condition and results of operations.

     International Operations. Most of the Company's net sales to date have been made to foreign subsidiaries of European and United States corporations. The Company anticipates that sales to such types of customers will continue to account for most of its net sales in the foreseeable future. As a result, most of the Company's sales will continue to be subject to certain risks, including changes in regulatory requirements, tariffs and other barriers, political and economic instability, difficulties in staffing and managing foreign subsidiary and branch operations, difficulties in managing contract manufacturers and customers that are provided with contract manufacturing, potentially adverse tax consequences, extended payment terms, and difficulty in accounts receivable collection. The Company is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions will be implemented by the United States or any other country upon the importation or exportation of the Company's products in the future. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export compliance laws or other trade policies, could materially adversely affect the Company's ability to manufacture or sell in foreign markets. There can be no assurance that any of these factors or the adoption of restrictive policies will not have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, as the Company continues to transfer an increasing amount of production equipment to the facility in Indonesia, the Company will be increasingly subject to the risks associated with conducting business in Indonesia, including economic conditions in Indonesia, the burdens of complying with Indonesian laws, particularly with respect to private enterprise and commercial activities, and, possibly, political instability. As the Company increases the amount of its assets in Indonesia, there can be no assurance that changes in economic and political conditions in Indonesia will not have a material adverse effect on the Company's business, financial condition and results of operations. Enforcement of existing and future laws and private contracts is uncertain, and the implementation and interpretation thereof may be inconsistent. See "-- New Manufacturing Facilities in Indonesia; Transition of Existing Singapore Operations; New Manufacturing Facilities in Indonesia and Singapore."

     Sole or Limited Sources of Supply. Certain raw materials essential for the manufacture of the Company's products are obtained from a sole supplier or a limited group of suppliers. In the production of its CERDIP products the Company has one supplier for its alumina powder, two suppliers for its ultraviolet lenses and one supplier of certain sealing glasses. The Company also has one supplier of the integrated circuits that are sold with the Company's packaging products. In addition, there are a limited number of qualified suppliers of laminate substrates which are of critical importance to the production of the Company's MCM-L products. In the manufacturing process, the Company also utilizes consigned materials supplied by certain of its customers. The Company's reliance on sole or a limited group of suppliers and certain customers for consigned materials involves several risks, including a potential inability to obtain an adequate supply of required materials and reduced control over the price, timely delivery, and quality of raw materials. There can be no assurance that problems with respect to yield and quality of such materials and timeliness of deliveries will not continue to occur. Disruption or termination of these sources could delay shipments of the Company's products and could have a material adverse effect on the Company's business, financial condition and operating results. Such delays could also damage relationships with current and prospective customers, including customers that supply consigned materials.

     Product Quality and Reliability; Need to Increase Production. The Company's customers establish demanding and time-consuming specifications for quality and reliability that must be met by the Company's products. From initial customer contact to actual qualification for production, which may take as long as one year, the Company may expend significant resources. Although recently the Company has generally met its customers' quality and reliability product specifications, the Company has in the past experienced difficulties in meeting some of these standards. Although the Company has addressed past concerns and has resolved a number of quality and reliability problems, there can be no assurance that such problems will not recur in the future. If such problems did recur, the Company could experience delays in shipments, increased costs, delays in or cancellation of orders and product returns, any of which would have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the contract manufacturing of pressed ceramic products in Indonesia and commencement of operations in such new facility and conversion of its existing facilities in Singapore for new products will increase the probability of many such risks. The manufacture of the Company's products is complex and subject to a wide variety of factors, including the level of contaminants in the manufacturing environment and the materials used and the performance of personnel and equipment. The Company has in the past experienced lower than anticipated production yields and written off defective inventory as a result of such factors. The Company must also successfully increase production to support anticipated sales volumes. There can be no assurance that the Company will be able to do so or that it will not experience problems in increasing production in the future. The Company's failure to adequately increase production or to maintain high quality production standards would have a material adverse effect on the Company's business, financial condition and results of operations.

     Expansion of Operations. In order to be competitive, the Company must implement a variety of systems, procedures and controls and greatly improve its communications between its U.S. and Singapore operations. The Company expects its operating expenses to continue to increase significantly. If orders received by the Company do not result in sales or if the Company is unable to sustain net sales at anticipated levels, the Company's operating results will be materially adversely affected until operating expenses can be reduced. The Company's expansion will also continue to cause a significant strain on the Company's management, financial and other resources. If the Company is to grow, it must expand its accounting and other internal management systems and greatly improve its communications between its U.S. and Singapore operations, and there can be no assurance that the Company will be successful in effecting such expansion. Any failure to expand these areas in an efficient manner at a pace consistent with the Company's business could have a material adverse effect on the Company's results of operations. Moreover, there can be no assurance that net sales will increase or remain at or above recent levels or that the Company's systems, procedures and controls will be adequate to support the Company's operations. The Company's financial performance will depend in part on its ability to continue to improve its systems, procedures and controls.

     Intellectual Property Matters. Although the Company attempts to protect its intellectual property rights through patents, trade secrets and other measures, it believes that its financial performance will depend more upon the innovation, technological expertise, manufacturing efficiency and marketing and sales abilities of its employees. There can be no assurance that others will not independently develop similar proprietary information and techniques or gain access to the Company's intellectual property rights or disclose such technology or that the Company can meaningfully protect its intellectual property rights. There can be no assurance that any patent owned by the Company will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop similar products, duplicate the Company's products or design around the patents owned by the Company, or that third parties will not assert intellectual property infringement claims against the Company. In addition there can be no assurance that foreign intellectual property laws will protect the Company's intellectual property rights.

     Litigation is becoming necessary to enforce the Company's patents and other intellectual property rights, to protect the Company's trade secrets, to determine the validity of and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has not conducted any patent searches or obtained an opinion of counsel with respect to its proprietary rights. Although no claims or litigation related to any intellectual property matter are currently pending against the Company, there can be no assurance that infringement or invalidity claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect the Company's business, financial condition and results of operations. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that a license will be available under reasonable terms or at all. In addition, the Company could decide to litigate such claims, which could be extremely expensive and time-consuming and could materially adversely affect the Company's business, financial condition and results of operations.

     Potential Divestiture of MPC (S) Pte. Ltd. Aluminum Nitride Subsidiary; Obligation to Purchase Products. In connection with the agreements with the Carborundum Company ("Carborundum") for the manufacture of microelectronic packages fabricated with aluminum nitride compounds, the Company granted to Carborundum an irrevocable option, exercisable at any time through December 31, 1996, to acquire for an agreed-upon price set forth in the agreements up to 75% of the ownership of MPC, a subsidiary of the Company organized to manufacture and sell such products only to Carborundum. In addition, Carborundum has a right to acquire for an agreed-upon price set forth in the agreements up to 100% of the ownership of MPC in the event that competitors of Carborundum's microelectronics business acquire more than 10% of the ownership of the Company or gain access to any confidential information of either MPC or the Company relating to Carborundum's microelectronics business. In either event, the Company would lose control of the management and direction of MPC and, in the event of a total divestiture, the right to participate in the profits, if any, of MPC. The exercise of either such option could materially adversely affect the Company's business, financial condition and results of operations. In addition, although Carborundum is obligated to purchase certain specified quantities of such packages from MPC, Carborundum may purchase such products from any other party without regard to such purchase requirements if Carborundum determines in good faith that such third party is more attractive to Carborundum than MPC on an economic, quality or risk basis. The Manufacturing Agreement and Technology Agreement expire on December 31, 1996 if not renewed by the parties. Furthermore, commencing January 1, 1997, Carborundum may unilaterally terminate the Manufacturing Agreement without cause, which termination would also terminate the Technology Agreement. There can be no assurance that Carborundum will not terminate the Manufacturing Agreement after January 1, 1997. The Company would lose its rights to the technology currently licensed to it by Carborundum and the right to manufacture products based on such technology as a result of the expiration of the Manufacturing Agreement or if Carborundum terminates the Manufacturing Agreement. Accordingly, any such expiration or termination would have a material adverse effect on the Company's business, financial condition and results of operation. The Company was recently notified that the new owner of Carborundum has announced its intention to sell such corporation. The Company is unable to determine what impact, if any, such announcement or sale will have on the Company' s agreements with Carborundum.

     Environmental Regulations. The Company is subject to a variety of local, state, federal and foreign governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture the Company's products. The Company believes that it is currently in compliance in all material respects with such regulations and that it has obtained all necessary environmental permits to conduct its business. Nevertheless, the failure to comply with current or future regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its manufacturing processes or cessation of operations. Compliance with such regulations could require the Company to acquire expensive remediation equipment or to incur substantial expenses. Any failure by the Company to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous or toxic substances, could subject to the Company to significant liabilities, including joint and several liability under certain statutes. The imposition of such liabilities could materially adversely affect the Company's business, financial condition or results of operations.

     Growth Strategy Through Acquisitions. As part of its growth strategy, the Company has in the past sought and may in the future continue to seek to increase sales and achieve growth through the acquisition of comparable or complementary businesses or technologies. The implementation of this strategy will depend on many factors, including the availability of acquisitions at attractive prices and the ability of the Company to make acquisitions, the integration of acquired businesses into existing operations, the expansion of the Company's customer base and the availability of required capital. Acquisitions by the Company may result in dilutive issuances of equity securities, and in the incurrence of debt and the amortization of goodwill and other intangible assets that could adversely affect the Company's profitability. Any inability to control and manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will successfully expand or that growth and expansion will result in profitability or that the Company's growth plans through acquisitions will not be inhibited by the Company's current lack of resources.

     Dependence on Key Personnel. The Company's performance depends in significant part upon the continued services of its President and Chief Executive Officer, Timothy da Silva, the Senior Vice President of MPS, Jee Fook Pak, as well as other key personnel, many of whom would be difficult to replace. Mr. Pak is not bound by an employment agreement with the Company. The Company's financial performance also depends in part upon its ability to attract and retain qualified management, technical, and sales and support personnel for its operations. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to perform in his current position or the Company's inability to attract and retain skilled employees, as needed, could materially adversely affect the Company's business, financial condition and results of operations.

     Nasdaq National Market Listing Requirements. The Company will be subject to continuing requirements to be listed on the Nasdaq National Market. There can be no assurance that the Company can continue to meet such requirements. The price and liquidity of the Common Stock may be materially adversely affected if the Company is unable to meet such requirements in the future.

     Sale of Shares Into The Market Place. On April 29, 1996, upon termination of the two-year lock-up agreement entered into in connection with the Company's initial public offering, more than an additional 3,000,000 shares of Common Stock became available for sale in the public market, subject, in part, to the volume restrictions of Rule 144. Sales of a significant number of such shares could materially adversely affect the Company's stock price.

     Volatility of Stock Price. The Company believes that factors such as announcements of developments related to the Company's business, fluctuations in the Company's financial results, general conditions or developments in the semiconductor and personal computer industry and the general economy, sales of the Company's Common Stock into the marketplace, an outbreak of hostilities, natural disasters, announcements of technological innovations or new products or enhancements by the Company or its competitors, developments in the Company's relationships with its customers and suppliers, or a shortfall or changes in revenue, gross margins or earnings or other financial results from analysts' expectations could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In recent years the stock market in general, and the market for shares of small capitalization stocks in particular, including the Company, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of the Company's Common Stock will not continue to experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

     Effective November 21, 1995, the Board of Directors appointed the firm of BDO Seidman, LLP ("BDO"), independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1996.

     Prior to November 21, 1995, the Company's independent accountants were Price Waterhouse LLP ("Price Waterhouse"). Price Waterhouse had audited the Company's financial statements annually since 1984. Effective November 21, 1995, the Company dismissed Price Waterhouse as the Company's independent accountants. The decision to dismiss Price Waterhouse was approved by the Company's Board of Directors and Audit Committee on November 20, 1995. The Company retained BDO as the Company's independent certified accountants effective November 21, 1995. The decision to retain BDO was approved by the Company's Board of Directors and Audit Committee on November 20, 1995. Prior to November 21, 1995, the Company did not consult with BDO regarding any matters relating to accounting principles or practices, financial statement disclosure, the type of opinion that might be rendered on the Company's financial statements, or on any matter that was either the subject of a disagreement or a reportable event with Price Waterhouse.

     Prior to its dismissal, Price Waterhouse delivered to the Company Reports of Independent Accountants dated March 1, 1994 and April 11, 1995, on the Company's financial statements for the past two fiscal years ended December 31, 1993 and December 31, 1994, respectively. Neither of these reports contained an adverse opinion or a disclaimer of opinion and neither of such reports was qualified or modified as to uncertainty, audit scope, or accounting principles except that each of such reports contained an explanatory paragraph regarding the Company's ability to continue as a going concern.

     In connection with the audits for the fiscal years ended December 31, 1993 and December 31, 1994 and through November 20, 1995 (the date of dismissal), there were no disagreements with Price Waterhouse over any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Price Waterhouse, would have caused Price Waterhouse to make reference thereto in their reports on the financial statements for such years.

     In connection with its audit of the Company's financial statements for the fiscal year ended December 31, 1994, Price Waterhouse reported to the Audit Committee of the Company's Board of Directors that the Company's accounting treatment for foreign currency transactions represented a material weakness in the Company's internal controls.

     A representative of BDO is not expected to be present at the Special
Meeting.

                                   FORM 10-K

     The Company files an Annual Report on Form 10-K with the SEC. Shareholders may obtain a copy of this report, without charge, by writing to the Chief Executive Officer of the Company, at the Company's executive offices at 9350 Trade Place, San Diego, California 92126.

                              THE BOARD OF DIRECTORS OF MICROELECTRONIC
                              PACKAGING, INC.

Dated: May 10, 1996

                        MICROELECTRONIC PACKAGING, INC.

                                     PROXY

              SPECIAL MEETING OF SHAREHOLDERS, MAY 29, 1996

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MICROELECTRONIC
                                PACKAGING, INC.

  The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Shareholders to be held May 29, 1996 and the Proxy Statement and appoints Timothy da Silva and Wilmer R. Bottoms and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Microelectronic Packaging, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Shareholders of the Company to be held at 9350 Trade Place, San Diego, California 92126 on May 29, 1996 at 9:00 a.m. (the "Special Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

                         (PLEASE SIGN ON REVERSE SIDE)

X  PLEASE MARK YOUR
   VOTES AS IN THIS
   EXAMPLE.



FOR    AGAINST   ABSTAIN

1. To approve the convertibility of a debenture issued by MPM (S) Pte., Ltd., a wholly-owned subsidiary of the Company, to a group of related investors, into shares of the Company's Common Stock.



FOR    AGAINST   ABSTAIN


2. To approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase in the authorized shares of Common Stock from 10,000,000 shares to 15,000,000 shares, which amendment is necessary in part to effect an increase in the number of shares of Common Stock that may be necessary to provide for the convertibility of the Debenture submitted for approval pursuant to Proposal One.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. THIS PROXY WILL BE VOTED FOR THE PROPOSALS IF NO SPECIFICATION IS MADE. THIS PROXY WILL ALSO BE VOTED AT THE DISCRETION OF THE PROXY HOLDER ON SUCH MATTERS OTHER THAN THE TWO SPE-CIFIC PROPOSALS AS MAY COME BEFORE THE MEETING.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority: ________________________________________________________
                                              (PRINT NAME(S) ON CERTIFICATE(S)
SIGNATURE(S) _______________  DATE ____________________________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When sign-ing as attorney, executor, administrator, trustee or guardian, please give full title as such.